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                                                                   EXHIBIT 99.1


               NAVISITE ANNOUNCES PUBLIC OFFERING OF COMMON STOCK


Andover, MA, January 22, 2004 - NaviSite, Inc. (Nasdaq SC: NAVI) announced today that it has filed a registration statement with the Securities and Exchange Commission for the public offering of up to 7,300,000 shares of its common stock and 700,000 shares of common stock offered by selling stockholders. NaviSite and a selling stockholder have also granted the underwriters an option to purchase up to an additional 1,200,000 shares to cover over-allotments, if any.

The lead-managing underwriter of the offering is Thomas Weisel Partners LLC. The other underwriters of the offering are CIBC World Markets Corp. and SG Cowen Securities Corporation. When available, a copy of the preliminary prospectus relating to the offering may be obtained from Thomas Weisel Partners, One Montgomery Street, Suite 3700, San Francisco, California 94104.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such State.

ABOUT NAVISITE

NaviSite is a leading provider of outsourced hosting and managed application services for middle-market organizations, which include mid-sized companies, divisions of large multi-national companies and government agencies.